REEBOK INTERNATIONAL LTD.
(Amounts in Thousands)


Exhibit 12 - Statement RE:  Computation of Ratio of Earnings to
             Fixed Charges


                                             Quarter Ended
                                         March 31,    March 31,
                                           1995         1994
                                         _________    _________

Earnings
   Pretax Income                          $105,806     $106,112
   Add:
      Interest on indebtedness               6,561        5,237
      Amortization of debt discount
        and issuance costs                     169          308
      Portion of rent representative
        of the interest factor               2,396        2,406
                                          ________     ________
      Income as adjusted                  $114,932     $114,063
                                          ========     ========


Fixed Charges
      Interest on indebtedness            $  6,561     $  5,237
      Amortization of debt discount
        and issuance costs                     169          308
      Portion of rent representative
        of the interest factor               2,396        2,406
                                          ________     ________
      Fixed charges                       $  9,126     $  7,951
                                          ========     ========

      Ratio of earnings to fixed charges     12.59        14.35




Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges (other than capitalized interest). Fixed charges include interest expense, capitalized interest and a portion of rent expense representative of interest.


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